Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621
469.398.7000

Jason Landkamer
Investor Relations
469.398.7222

News Release

FOR IMMEDIATE RELEASE

Fluor Corporation Board of Directors Confirms Appointment of Carlos Hernandez as Chief Executive Officer

Appoints John Reynolds as Chief Legal Officer

Irving, Texas — May 16, 2019 — Fluor Corporation (NYSE: FLR) announced today that its board of directors has confirmed the appointment of Carlos M. Hernandez as chief executive officer (CEO) and named him a member of the board of the company. Hernandez was named as Fluor’s interim chief executive officer on May 1, 2019, in line with the company’s established succession plan following David T. Seaton stepping down. The board of directors also named John R. Reynolds as the new chief legal officer of Fluor.

“Fluor’s board of directors is pleased to confirm Carlos’ appointment as our CEO,” said Alan Boeckmann, Fluor’s executive chairman. “We have great confidence in Carlos and trust that he will provide the strong leadership necessary to support the next phase of Fluor’s growth and future success,” Boeckmann said. “Carlos’ engineering and legal background, combined with his 12 years successfully serving in executive leadership roles at Fluor, makes him uniquely qualified to lead the company and our team of talented global professionals. I look forward to working closely alongside and supporting Carlos as Fluor’s executive chairman.”

“I am honored and excited for this unique opportunity to lead Fluor, a company with more than 100 years of global leadership in our sector, a reputation for excellence and the best talent in the industry,” said Hernandez, Fluor’s CEO.

“While I recognize our challenges, first and foremost, I believe the underlying business fundamentals are strong. Currently, most of our projects are profitable, and my immediate priority will be to ensure we have appropriately applied our project governance review methodology and fully identify the underlying issues on the few projects that have contributed to recent underperformance,” Hernandez said. “Alongside this priority, I will work closely with the Fluor senior management team as we conduct a comprehensive strategic review of the company’s business and operations, a process which is now underway. I look forward to reporting back and providing an update on our strategic review when we report second quarter results,” Hernandez said.

“I am pleased to announce John Reynolds as Fluor’s new chief legal officer,” said Hernandez. “John’s 30-plus years with Fluor and extensive experience across all of our markets will serve the company well.”

Fluor expects to share the results of its strategic review in conjunction with the announcement of its second quarter 2019 financial results scheduled for August 1, 2019.

As Fluor’s executive chairman, Alan Boeckmann will provide leadership for Fluor’s board of directors. In addition, building on his long-standing history within the company, Boeckmann will serve as a strategic partner and advisor to Hernandez, with availability to provide counsel around issues of strategic importance including client and investor relationships and long-term succession planning.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 164 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 53,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

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